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                                                                    EXHIBIT 23.1


The Board of Directors
Innovative Solutions and Support, Inc.


We consent to the incorporation by reference in this Registration Statement of Innovative Solutions & Support, Inc. on Form S-8, of our report dated December 10, 2003, appearing in the Annual Report on Form 10-K of Innovative Solutions & Support, Inc. for the year ended September 30, 2003.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 26, 2004